Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Lantern Pharma Inc. on Form S-3 to be filed on or about May 24, 2024 of our report dated March 18, 2024, on our audits of the consolidated financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 18, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
May 24, 2024